Exhibit 99.1

DGSE Companies, Inc. Acknowledges Receipt of Non-Binding Proposal from Elemetal and NTR Metals to Convert Debt into Equity

DALLAS--(BUSINESS WIRE)--February 10, 2016--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”) today acknowledged receipt of a non-binding proposal from Elemetal Metals, LLC (“Elemetal”) and NTR Metals, LLC (“NTR”) to convert certain debt the Company owes to Elemetal and NTR into equity of the Company, as set forth in the press release issued February 8, 2016, by Elemetal and NTR describing the proposal.

The Board of Directors of DGSE, in accordance with its fiduciary duties, is in the process of carefully reviewing and considering the proposal. There can be no assurance that this process will result in any transaction in the future, and no decision has been made to enter into any transaction at this time.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, 972-587-4021
CEO and Chairman
investorrelations@dgse.com